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                                                                    EXHIBIT 4(a)



                                CREDIT AGREEMENT

         This Credit Agreement is entered into as of the 25th day of January, 1993, by and between BANCINSURANCE CORPORATION, an Ohio corporation ("Borrower") and THE FIFTH THIRD BANK OF COLUMBUS, an Ohio banking corporation ("Bank").

Section 1.  DEFINITIONS.

         Certain capitalized terms have the meanings set forth on Exhibit 1 hereto. All financial terms used in this Agreement but not defined on Exhibit 1 or in the Security Agreement have the meanings given to them by generally accepted accounting principles.

Section 2.  LOANS.

         2.1. REVOLVING CREDIT LOANS. (a) Subject to the terms and conditions hereof, Bank hereby extends to Borrower a line of credit facility (the "Facility") under which Bank will make loans (the "Revolving Loans") to $6,000,000. Bank may create and maintain reserves from time to time based on such credit considerations as Bank may deem appropriate. Borrower may borrow, prepay (without penalty or charge), and reborrow under the Facility, provided that the principal amount of all Revolving Loans outstanding at any one time under the Facility will not exceed $6,000,000. If the amount of Revolving Loans outstanding at any time under the Facility exceeds such amount, Borrower will immediately pay the amount of such excess to Bank in cash.

             (b) Borrower may request a Revolving Loan by written or telephone notice to Bank. Bank will make Revolving Loans by crediting the amount thereof to Borrower's account at Bank. Loan proceeds will be used for general working capital purposes.

             (c) On the date hereof, Borrower will duly issue and deliver to Bank a Revolving Note in the form of Exhibit 2.1 (the "Revolving Note"), in the principal amount of $6,000,000 bearing interest as specified in the Revolving Note.

             (d) (i) The term of the Facility will expire on the date which is four (4) years from the date of execution of this Agreement, and the Revolving Note will become payable in full on that date. Borrower may prepay the principal balance of the Revolving Note in whole or part at any time without premium or penalty.

                 (ii) The Borrower expressly understands and agrees that on May 1, 1994, and on each May 1 thereafter, the Bank shall have the right to review and shall either renew the Facility herein or shall terminate the Facility. If the Bank elects to renew the Facility, said Facility shall be extended for an additional one (1) year period. If the Bank elects to terminate, then, in that event, the Facility herein shall expire three (3) years after the Bank's election to terminate the Facility. It is expressly understood and agreed by Borrower that the terms, conditions, provisions and covenants of this Agreement shall be in full force and effect during the three (3) year period after the Bank elects to terminate the Facility. If the Bank elects to extend the Facility, then, in that event the Facility shall expire four (4) years after the Bank elects to extend said Facility. Notwithstanding anything to the contrary contained hereinabove, if Borrower should be in default of any of the terms, conditions, provisions or covenants of this Agreement, then, in that event, Bank shall have the right to immediately terminate the Facility herein, to demand payment in full of any existing Obligations and shall have all of the rights granted to Bank under Section 6.1 of this Agreement.

                 (iv) The Bank also reserves the right to terminate this Agreement and all further disbursements hereunder at any time prior to the Termination Date upon the occurrence of any Event of Default as described in
Section 8 of this Agreement or in any promissory note, or any other document executed by Borrower pursuant to this Agreement.

         2.2 FEES. Unused Facility Fee: So long as this Agreement is in effect, Borrower will pay to Bank an unused facility fee at an annual rate equal to .25 % of that portion of the Facility that is not outstanding on each day (the "Unused Facility Fee"), which will be payable on the first (1st) day of each calendar quarter in arrears for the previous calendar month with a final payment due on the termination of this Agreement.

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Section 3.  REPRESENTATIONS AND WARRANTIES.

         Borrower hereby warrants and represents to Bank the following:

         3.1 ORGANIZATION AND QUALIFICATION. Borrower is a duly organized, validly existing corporation in good standing under the laws of the State of Ohio, its state of incorporation, has the power and authority (corporate and otherwise) to carry on its business and to enter into and perform this Agreement, the Note and the other Loan Documents, is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required. All information provided to Bank with respect to Borrower and its operations is true and correct.

         3.2. DUE AUTHORIZATION. The execution, delivery and performance by Borrower of this Agreement, the Note and the other Loan Documents have been duly authorized by all necessary corporate action, and will not contravene any law or any governmental rule or order binding on Borrower, or the articles of incorporation or bylaws/code of regulations of Borrower, nor violate any agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien to Bank granted herein. Borrower has duly executed and delivered this Agreement, the Note and the other Loan Documents and they are valid and binding obligations of Borrower enforceable according to their respective terms except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to or consent by any governmental body is needed in connection with this transaction.

         3.3. LITIGATION. There are no suits or proceedings pending or threatened against or affecting Borrower, and no proceedings before any governmental body are pending or threatened against Borrower except as set forth on Exhibit 3.3 attached hereto.

         3.4 MARGIN STOCK. No part of the Loans will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Bank, Borrower will furnish to Bank statements in conformity with the requirements of Federal Reserve Form U-1.

         3.5 BUSINESS. Borrower is not a party to or subject to any agreement or restriction which in the opinion of Borrower's management is so unusual or burdensome that it might have a material adverse effect on Borrower's business, properties or prospects.

         3.6 LICENSES, ETC. Borrower has obtained any and all licenses, permits, franchises, GOVERNMENTAL authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity. All of the foregoing are in full force and effect and none of the foregoing not in known conflict with the rights of others.

            LAWS AND TAXES. Borrower is in compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency. Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets, including unemployment, social security, and real estate taxes. Borrower has paid all taxes which are now due and payable. No taxing authority has asserted or assessed any additional tax

Borrower authorizes any attorney of record to appear for it in any court of record in the State of Ohio, after this Note becomes due and payable, whether by its terms or upon default, waives the issuance and service of process, and releases all errors and rights of appeal, and confesses a judgment against it in favor of the holder of such obligation, for the principal amount of such obligation plus interest thereon, together with court costs and attorneys' fees. Stay of execution and all exemptions are hereby waived. If an obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors will pay to the holder of such obligation its attorneys' fees liabilities against Borrower which are outstanding on the date of this Agreement, and Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report.

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         3.8 FINANCIAL CONDITION. All financial information relating to Borrower which has been or may hereafter be delivered to Bank is true and correct and has been prepared in accordance with generally accepted accounting principles consistently applied. Borrower has no material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrower nor has Borrower suffered any damage, destruction or loss which has adversely affected its business or assets since the submission of the most recent financial information to Bank.

         3.9 TITLE. Borrower has good and marketable title to the assets reflected on the most recent balance sheet submitted to Bank, free and clear from all liens and encumbrances of any kind, except for (collectively, the "Permitted Liens"): (a) current taxes and assessments not yet due and payable,
(b) liens and encumbrances, if any, reflected or noted on such balance sheets or notes thereto, (c) assets disposed of in the ordinary course of business, and
(d) liens imposed by law, such as workman's, warehousemen's or mechanics liens, and incurred in good faith in the ordinary course of business.

         3.10 DEFAULTS. Borrower is in compliance with all material agreements applicable to it and there does not now exist any default or violation by Borrower of or under any of the terms, conditions or obligations of (a) its Articles of Incorporation or Regulations/Bylaws, or (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which Borrower is a party or by which it is bound, and the consummation of the transactions contemplated by this Agreement will not result in such default or violation.

         3.11 ENVIRONMENTAL LAWS. (a) Borrower has obtained all permits, licenses and other authorizations which are required under Environmental Laws and Borrower is in compliance in all material respects with all terms and conditions of the required permits, licenses and authorizations, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

             (b) Borrower is not aware of, and has not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance, in any material respect, with Environmental Laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

             (c) There is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Borrower, relating in any way to Environmental Laws.

         3.12 ERISA. Borrower is in compliance with all of its obligations to contribute to any employee benefit plan or pension plan regulated by the Federal Employee Retirement Income Security Act of 1974 ("ERISA"). Borrower has not received notice informing it that it is not in full compliance with any of the requirements of ERISA, and the regulations promulgated thereunder and, there exists no event described in Section 4043(3) thereof ("Reportable Event").

Section 4.  Affirmative Covenants.

         4.1 BOOKS AND RECORDS. Borrower will maintain proper books of account and records and enter therein complete and accurate entries and records of all of its transactions in accordance with generally accepted accounting principles and give representatives of Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any such books and records and such other information which might be helpful to Bank in evaluating the status of the Loans as it may reasonably request from time to time.

         4.2 FINANCIAL STATEMENTS. Borrower will maintain a standard and modem system for accounting and will furnish to Bank: (a) Within forty-five (45) days after the end of each quarter, a copy of Borrower's consolidated financial statements for that quarter and for the year to date in a form reasonably acceptable to Bank, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of Borrower. Borrower may meet this requirement by furnishing to Bank a copy of form 10-Q filed with the Securities and Exchange Commission;


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             (b) Within ninety (90) days after the end of each fiscal year, a copy of Borrower's consolidated financial statements for that year audited by a firm of independent certified public accountants acceptable to Bank (which acceptance will not be unreasonably withheld), and accompanied by a standard audit opinion of such accountants without significant qualification and a copy of form 10-K filed with the Securities and Exchange Commission;

             (c) With the statements submitted under (a) and (b) above, a certificate signed by the principal financial officer of Borrower, (i) stating he is familiar with all documents relating to Bank and that no Event of Default specified in this Agreement, nor any event which upon notice or lapse of time, or both would constitute such an Event of Default, has occurred, or if any such condition or event existed or exists, specifying it and describing what action Borrower has taken or proposes to take with respect thereto, and (ii) setting forth, in summary form, figures showing the financial status of Borrower in respect of the financial restrictions contained in this Agreement;

             (d) Forthwith upon any officer of Borrower obtaining knowledge of any condition or event which constitutes or, after notice or lapse of time or both, constitute an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action Borrower has taken or is taking or proposes to take in respect thereof; and if at any time Borrower has any additional subsidiaries which have financial statements that could be consolidated with those of Borrower under generally accepted accounting principles, the financial statements required by subsections (a) and (b) above will be the financial statements of Borrower and all such subsidiaries prepared on a consolidated and consolidating basis.

         4.3 CONDITION AND REPAIR. Borrower will maintain its assets in good repair and working order and will make all appropriate repairs and replacements thereof.

         4.4 INSURANCE. Borrower will insure its properties and business against loss or damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower.

         4.5 TAXES. Borrower will pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Bank is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles and deposits with Bank cash or bond in an amount acceptable to Bank.

         4.6 EXISTENCE; BUSINESS. Borrower will (a) maintain its existence, (b) engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

         4.7 COMPLIANCE WITH LAWS. Borrower will comply with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower's business, assets or prospects and will immediately notify Bank of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding to any environmental or safety and health rule, regulation, statute, ordinance or law.

         4.8 NOTICE OF DEFAULT. Borrower will, within three (3) days of its knowledge thereof, give written notice to Bank of (a) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default, and (b) the occurrence of any event or the existence of any condition which would prohibit Borrower from continuing to make the representations set forth in this Agreement.

         4.9 COSTS. Borrower will pay to Bank its fees, costs and expenses (including, without limitation, reasonable attorneys' fees, court costs, litigation and other expense) (collectively, "Costs") incurred or paid by Bank in negotiating, documenting, administering and enforcing the Loan Documents. The Costs will be due upon demand by Bank. If Borrower fails to pay the Costs when upon such demand, Bank is entitled to disburse such sums as an advance under the Facility, thereafter the Costs will bear interest from the date incurred or disbursed at the highest rate set forth in the Note.

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         4.10 DEPOSITORY/BANKING SERVICES. Bank will be the primary depository in which substantially all of Borrower's funds are deposited, and the principal bank of account of Borrower, as long as this Agreement is in effect, and Borrower will grant Bank the first and last opportunity to provide any corporate banking services required by Borrower and its subsidiaries, including, without limitation, payroll, cash management and employee benefit plan services.

         4.11 OTHER AMOUNTS DEEMED LOANS. If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other obligation, Bank may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower, and to the extent permitted by law and at the option of Bank, all monies so paid by Bank on behalf of Borrower will be deemed Loans and Obligations.

Section 5.  Negative Covenants.

         5.1 INDEBTEDNESS. Borrower will not incur, create, assume or permit to exist any additional Indebtedness for borrowed money (other than the Obligations) or Indebtedness on account of deposits, advances or progress payments under contracts, notes, bonds, debentures or similar obligations or other indebtedness evidenced by notes, bonds, debentures, capitalized leases or similar obligations except:

             (a) indebtedness incurred pursuant to this Agreement or with Bank;

             (b) liabilities on account of deposits or advances by customers in the ordinary course of business or on account of deposits under worker's compensation, unemployment insurance and social security laws or to enforce the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or security or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

             (c) other indebtedness of Borrower existing as of the date of this Agreement and previously disclosed to Bank in Borrower's financial statements;

             (d) indebtedness arising out of the acquisition by Borrower of another entity which is financed entirely by Borrower or Bank (and not by a financial institution or other lender);

             (e) lease payments arising under capitalized equipment leases of Borrower which lease payments will not be in excess of $50,000 in the aggregate in any fiscal year.

         5.2 PLEDGE OR ENCUMBRANCE OF ASSETS. Other than the Permitted Liens, neither Borrower nor its wholly-owned subsidiary, Ohio Indemnity Company, will create, incur, assume or permit to exist any Lien in any present or future asset, except for Liens to Bank, Liens existing on the date of this Agreement which have been disclosed to and approved by Bank and Liens imposed by law which secure amounts not at the time due and payable.

         5.3 GUARANTEES AND LOANS. Borrower will not enter into any direct or indirect guarantees other than by endorsement of checks for deposit or other than in the ordinary course of business nor make any advance or loan other than in the ordinary course of business as presently conducted, including, without limitation, loans and advances to employees of Borrower in excess of $150,000 in the aggregate at any one time. Notwithstanding the foregoing, Borrower shall be permitted to guarantee obligations of its wholly-owned subsidiaries.

         5.4 MERGER; DISPOSITION OF ASSETS. Borrower will not (a) change its capital structure, (b) merge or consolidate with any corporation, (c) sell, transfer or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired, except for sales of Inventory in the ordinary course of business and except for dispositions of property with a book value of less than $10,000 per year which is not used or useful in its business.

         5.5 STATUTORY NET WORTH. Borrower will not permit the tangible net worth of Ohio Indemnity Company ("policy holder surplus" in statutory reporting) to be less than the amounts indicated at the end of each respective periods indicated below, as determined in accordance with accounting standards promulgated by the Ohio Department of Insurance:

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            Fiscal Year Ending                      Maximum Net Worth
            ------------------                      -----------------

            December 31, 1992                           $7000,000
            December 31, 1993                           $7,250,000
            December 31, 1994                           $7,750,000

This minimum net worth shall thereafter be increased by at least $500,000 at the end of each fiscal year commencing with the fiscal year ending December 31, 1995.

         5.6 DEBT SERVICE COVERAGE RATIO. Borrower will not permit the Debt Service Coverage Ratio of Ohio Indemnity Company on a consolidated basis, to be less than 2.0 to 1 at the end of any fiscal year beginning with the fiscal year ending December 31, 1993.

         5.7. NET PREMIUM RATIO. Borrower will not permit the ratio of net premiums written to policy holder surplus of Ohio Indemnity Company on a consolidated basis and, as determined in accordance with accounting standards promulgated by the Ohio Department of Insurance to exceed 3 to 1 at any time.

Section 6.  Events of Default and Remedies.

         6.1 EVENTS OF DEFAULT. Any of the following events will be an Event of Default ("Event of Default"):

               (a) any representation or warranty made by Borrower herein or in any of the Loan Documents is incorrect when made or reaffirmed; or

               (b) Borrower defaults in the payment of any principal or interest on any Obligation when due and payable, by acceleration or otherwise; or

               (c) Borrower fails to observe or perform any covenant, condition or agreement herein and the failure or inability of Borrower to cure such default within 30 days of the occurrence thereof, provided that such 30 day grace period will not apply to (i) a breach of any covenant which in Bank's good faith judgment is incapable of cure, (ii) any failure to permit inspection of the books and records of Borrower,
                    (iii) any breach in any negative covenant set forth in
                    Section 5 hereof, or (iv) any breach of any covenant which has already occurred; or

               (d) a court enters a decree or order for relief with respect to Borrower [or any guarantor] in an involuntary case under any applicable bankruptcy, insolvency or other similar law then in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or for any substantial part of its property, or orders the wind-up or liquidation of its affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law is filed and is pending for thirty (30) days without dismissal; or

               (e) Borrower commences a voluntary case under any applicable bankruptcy, insolvency or other similar law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as such debts become due, or takes corporate action in furtherance of any of the foregoing; or

               (f) Borrower defaults under the terms of any Indebtedness or lease involving payment obligations of Borrower and such default gives any creditor or lessor the right to accelerate the maturity of any such indebtedness or lease payments which right is not contested by Borrower or is determined by any court of competent jurisdiction to be valid; or

               (g) final judgment of the payment of money in excess of $25,000 is rendered against Borrower and remains undischarged for 10 days during which execution is not effectively stayed; or

               (h) any event occurs which might, in Bank's opinion, have a material adverse effect on the Collateral or on Borrower's financial condition, operations, assets or prospects, or on any other property securing the repayment of the Obligations;

               (i) a Reportable Event (as defined in ERISA) occurs with respect to any employee benefit plan maintained by Borrower for its employees other than a Reportable Event caused solely by a decrease in employment; or a trustee is appointed by a United States District Court to administer any employee benefit plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any of Borrower's employee benefit plans.

         6.2 REMEDIES. If any Event of Default will occur, Bank may cease advancing money hereunder, and/or declare all Obligations to be due and payable forthwith, whereupon they will forthwith become due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower.

         6.3 SETOFF. If any Event of Default will occur, Bank is authorized, without notice to Borrower, to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by Borrower individually or jointly with another party), Bank, including but not limited to certificates of deposit.

         6.4 DEFAULT RATE. After the occurrence of an Event of Default, all amounts of principal outstanding as of the date of the occurrence of such Event of Default will bear interest at the Default Rate, in Bank's sole discretion, without notice to Borrower. This provision does not constitute a waiver of any Events of Default or an agreement by Bank to permit any late payments whatsoever.

         6.5 NO REMEDY EXCLUSIVE. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, the Loan Documents or as may be now or hereafter existing at law, in equity or by statute. Borrower waives any requirement of marshalling of assets which may be secured by any of the Loan Documents.

         6.6 EFFECT OF TERMINATION. The termination of this Agreement will not affect any rights of either party or any obligation of either party to the other, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or Obligations incurred prior to such termination have been fully disposed of, concluded or liquidated. The security interest, lien and rights granted to Bank hereunder and under the Loan Documents will continue in full force and effect, notwithstanding the termination of this Agreement or the fact that no Loans are outstanding to Borrower, until all of the Obligations, have been paid in full.

         6.7 NO ADEQUATE REMEDY AT LAW. Borrower recognizes that in the event Borrower fails to pay, perform, observe or discharge any of its Obligations under this Agreement, the Note or the other Loan Documents, no remedy at law will provide adequate relief to Bank and Borrower agrees that Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that it has incurred actual damages.

Section 7.  Conditions Precedent.

         7.1 CONDITIONS TO INITIAL LOANS. Bank will have no obligation to make or advance any Revolving Loan or the Term Loan until Borrower has delivered to Bank at or before the closing date, in form and substance satisfactory to Bank:

             (a) Executed version of the Revolving Note in the form of Exhibit
2.1 attached hereto.

             (b) A Certificate of Borrower in the form of Exhibit 7.1 (b) and all attachments thereto.

             (c) An assignment of key man life insurance in the minimum amount of $100,000 on the life of Simon Sokol in favor of the Bank.

             (d) Such additional information and materials as Bank may reasonably request.

         7.2 CONDITIONS TO EACH REVOLVING LOAN. On the date of each Revolving Loan, the following statements will be true:

             (a) All of the representations and warranties contained herein and in the Loan Documents will be correct in all material respects as though made on such date;

             (b) No event will have occurred and be continuing, or would result from such Loan, which constitutes an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or lapse of time or both;

             (c) The aggregate unpaid principal amount of the Revolving Loans after giving effect to such Revolving Loan will not violate the lending limits set forth in Section 2.1 of this Agreement.

             The acceptance by Borrower of the proceeds of each Revolving Loan will be deemed to constitute a representation and warranty by Borrower that the conditions in Section 7.2 of this Agreement, other than those that have been waived in writing by Bank, have been satisfied.

Section 8.  Miscellaneous Provisions.

         8.1 MISCELLANEOUS. This Agreement, the exhibits and the other Loan Documents are the complete agreement of the parties hereto and supersede all previous understandings relating to the subject matter hereof. This Agreement may be amended only in writing signed by the party against whom enforcement of the amendment is sought. This Agreement may be executed in counterparts. If any part of this Agreement is held invalid, the remainder of this Agreement will not be affected thereby. This Agreement is and is intended to be a continuing agreement and will remain in full force and effect until the Loans are finally and irrevocably paid in full and the Facility is terminated.

         8.2 WAIVER BY BORROWER. Borrower waives notice of non-payment, demand, presentment, protest or notice of protest and all other notices (except those notices specifically provided for in this Agreement); consents to any renewals or extensions of time of payment thereof-, and generally waives any all suretyship defenses and defenses in the nature thereof.

         8.3 BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, Borrower may not assign any of its rights or delegate any of its obligations hereunder. Bank (and any subsequent assignee) may transfer and assign this Agreement or may assign partial interests or participation in the Loans to other persons. Bank may disclose to all prospective and actual assignees and participants all financial, business and other information about a Borrower which Bank may possess at any time.

         8.4 SURVIVAL. All representations, warranties, covenants and agreements made by Borrower herein and in the Loan Documents will survive the execution and delivery of this Agreement, the Loan Documents and the issuance of the Note.

         8.5 DELAY OR OMISSION. No delay or omission on the part of Bank in exercising any right, remedy or power arising from any Event of Default will impair any such right, remedy or power or any other right remedy or power or be considered a waiver or any right, remedy or power or any Event of Default nor will the action or omission to act by Bank upon the occurrence of any Event of Default impair any right, remedy or power arising as a result thereof or affect any subsequent Event of Default of the same or different nature.

         8.6 NOTICES. Any notices under or pursuant to this Agreement will be deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

             To Borrower:        Bancinsurance Corporation
                                 20 East Broad Street
                                 Columbus, Ohio 43215
                                 Attention: Simon Sokol, President



             To Bank:            The Fifth Third Bank of Columbus
                                 21 East State Street
                                 Columbus, Ohio 43215
                                 Attention: Commercial Loan Department

         Either party may change such address by sending notice of the change to the other party.

         8.7 NO PARTNERSHIP. Nothing contained herein or in any of the Loan Documents is intended to create or will be construed to create any relationship between Bank and Borrower other than as expressly set forth herein or therein and will not create any joint venture, partnership or other relationship.

         8.8 INDEMNIFICATION. If after receipt of any payment of all or part of the Obligations, Bank is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement will continue in full force and effect and Borrower will be liable to, and will indemnify, save and hold Bank, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance on such payment, and any such contrary action so taken will be without prejudice to Bank's rights under this Agreement and will be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable. In addition, Borrower will indemnify, defend, save and hold Bank, its officers, directors, attorneys, and employees harmless of, from and against all claims, DEMANDS, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and attorneys' fees reasonably incurred), that Bank or any such indemnified party may incur arising out of this Agreement, any of the Loan Documents or any act taken by Bank hereunder except for the willful misconduct or gross negligence of such indemnified party. The provisions of this Section will survive the termination of this Agreement.

         8.9 GOVERNING LAW; JURISDICTION. This Agreement, the Note and the other Loan Documents will be governed by the domestic laws of the State of Ohio. Borrower agrees that the state and federal courts in Franklin County, Ohio, or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding will be effective if mailed to Borrower at its address described in the Notices section of this Agreement. BANK AND BORROWER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         8.10 CONFESSION OF JUDGMENT. Borrower authorizes any attorney of record to appear for it in any court of record in the State of Ohio, after an Obligation becomes due and payable whether by its terms or upon default, waives the issuance and service of process, releases all errors and rights of appeal, and confesses a judgment against it in favor of the holder of such Obligation, for the principal amount of such Obligation plus interest thereon, together with court costs and attorneys' fees. Stay of Execution and all exemptions are hereby waived. If an Obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors will pay to the holder of such Obligation its attorneys' fees.

The undersigned acknowledges and agrees to be bound by the terms and provisions of only Section 5.2 hereof.

                                        OHIO INDEMNITY COMPANY


                                        By:     /s/ Si Sokol
                                           ------------------------------------

                                        Its:    President
                                           ------------------------------------


         IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement by their duly authorized officers as of the date first above written.


                                        THE FIFTH THIRD BANK OF COLUMBUS


                                        By:   /s/ Tim O'dell
                                           ------------------------------------

                                        Its:  Senior Vice President
                                           ------------------------------------

         WARNING - BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE.

                                        BANCINSURANCE CORPORATION


                                        By:    /s/ Si Sokol
                                           ------------------------------------

                                        Its:        President
                                           ------------------------------------